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Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This Amended and Restated Employment Agreement is executed this 23rd day of May 2005, by and between Adobe Systems Incorporated, a Delaware corporation ("Company"), and Stephen Elop ("Executive").

        WHEREAS, Executive is currently employed as the Chief Executive Officer of Macromedia, Inc., a Delaware corporation ("Macromedia"), pursuant to that certain Employment Agreement dated January 19, 2005 between Macromedia and Executive ("Employment Agreement");

        WHEREAS, pursuant to that certain Agreement and Plan of Merger and Reorganization dated April 17, 2005 by and among the Company, Avner Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), and Macromedia, Merger Sub will merge with and into Macromedia, and Macromedia will become a wholly-owned subsidiary of the Company (the "Macromedia Change in Control"); and

        WHEREAS, Company wishes to retain the services of Executive following the Macromedia Change in Control, and in connection therewith Company and Executive desire to effect certain changes to the Employment Agreement to become effective upon the first business day following the closing of the Macromedia Change in Control ("Effective Date"). (The closing of the Macromedia Change in Control is referred to hereafter as the "Closing".)

        NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:

        1.    DUTIES.    Commencing with the Effective Date, Executive shall be employed by the Company in the position of President of Worldwide Field Operations ("President-WFO") reporting to the Company's Chief Executive Officer, and in such capacity his duties and responsibilities shall relate to all worldwide field operations with respect to the Company's products and services, including (without limitation) sales, field marketing, customer service and professional services. Executive shall also perform such other reasonable duties consistent with the foregoing responsibilities as the Chief Executive Officer may from time to time prescribe. Executive shall devote his full time, attention, energies and best efforts to the business of the Company based in San Francisco or San Jose, California, and shall not during his period of employment as President-WFO engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this Section 1 shall not be construed as preventing Executive from (i) investing his assets in such form and manner as will not require any substantial services on his part in the operation of the affairs of the business entities in which such investments are made or (ii) serving as a member of the board of directors or similar governing body of one or more business enterprises or charitable organizations or foundations, provided such service does not interfere with the duties required of him hereunder and is approved in advance by the Board of Directors of the Company (the "Board").

        2.    COMPENSATION.    As of the Effective Date, the Company shall pay and Executive shall accept as full consideration for the services to be rendered hereunder compensation consisting of the following:

          2.1    Base Salary.    As of the Effective Date, the Executive's annual rate of base salary shall be $500,000, which shall be payable in accordance with the Company's standard payroll practices, subject to such tax or other withholdings as are required by law.

          2.2    Bonus.    Starting in the Company's 2006 fiscal year, the target annual incentive bonus for Executive shall be 75% of his annual base salary ($375,000 initially), based on the attainment of the objectives and Company targets established from time to time under the Company's Annual

  Incentive Plan, or any successor plans (the "AIP"). Executive's participation in the AIP will be subject to the terms of the AIP. If the Effective Date is later than December 5, 2005, then to the extent Executive earns an annual bonus under the AIP in FY 2006, it shall be pro-rated based upon the amount of time that Executive was actually employed by the Company during that fiscal year.

          2.3    Profit-sharing Plan.    Starting in the Company's fiscal quarter in which the Effective Date occurs, Executive shall participate in the Company's profit-sharing plan, which pays up to 10% of annual base salary based upon the attainment of Company targets. Executive's participation in the profit-sharing plan will be subject to the terms of that plan. If the Effective Date is later than the initial eligibility date for that quarter, then to the extent Executive earns a quarterly profit-sharing distribution for the fiscal quarter in which the Effective Date occurs, that distribution will be pro-rated based upon the amount of time that Executive was actually employed by the Company during that fiscal quarter.

          2.4    Special Retention Bonus.    Should Executive continue in the Company's employ until the close of business on the Earn Out Date (as defined below), then Executive shall be entitled to a special retention bonus in the cash amount of $1,000,000. Such payment will be made to Executive, subject to deduction of applicable tax and other withholdings as required by law, within 15 days after the Earn Out Date. In the event the Company terminates Executive's employment other than for Cause during the 6-month period ending on the Earn Out Date, Executive shall be entitled to a pro-rated retention bonus under this Subsection 2.4 equal to one-sixth of $1,000,000 for each full or partial month of employment Executive completes within that 6-month period, with such pro-rated bonus to be paid within 15 days after the date of such involuntary termination and subject to the deduction of applicable tax and other withholdings as required by law. For purposes of this Subsection 2.4, the Earn Out Date shall mean the business day immediately preceding the last day on which Executive may terminate employment for Good Reason under Section 8.

          2.5    Executive Severance Plan.    From and after the Effective Date, Executive shall participate as a Group I Participant in the Company's Executive Severance Plan in the Event of a Change of Control (the "Plan") pursuant to its terms and conditions.

          2.6    Company Equity Awards.    On the first business day of the calendar month following the Effective Date, Executive will be granted an option under the Company's 2003 Equity Incentive Plan to acquire 175,000 shares of the Company's common stock. The option will have a per share exercise price equal to the fair market value per share of the Company's common stock on the grant date, as such value is determined under such plan, and will vest in accordance with the Company's regular vesting schedule. Executive's stock option grant is subject to, and conditioned upon, his execution of the Company's standard form of stock option agreement in connection with such grant. Executive shall be eligible for consideration for additional equity compensation awards from time to time under the equity compensation plans and arrangements maintained by the Company.

          2.7    Existing Equity Awards.    Executive currently holds the following equity awards previously made to him by Macromedia:

          New Option:    that certain stock option grant for 400,000 shares of Macromedia common stock made to the Executive in January 2005 pursuant to the Employment Agreement, which is to be assumed by the Company upon the Closing and converted into an option to purchase shares of the Company's common stock.

          New Stock Award:    that certain restricted stock award for 100,000 shares of Macromedia common stock made to the Executive in January 2005 pursuant to the Employment Agreement, which is to be converted into shares of the Company's common stock upon the Closing.

          Prior Options:    all stock options granted to the Executive by Macromedia (other than the New Option) which were outstanding on January 19, 2005, and are to be assumed by the Company and converted into options to purchase shares of the Company's common stock upon the Closing. The vesting of the Prior Options will, upon the Closing, be accelerated in accordance with the resolution concerning stock option vesting acceleration adopted by the Macromedia Board of Directors on February 26, 1997, together with any supplementary resolutions which clarify the manner in which the 18 months of accelerated vesting currently provided to Executive pursuant to the February 26, 1997 resolution is to be applied to the vesting schedules in effect for the Prior Options (collectively, the "Vesting Acceleration Resolution"), which resolutions are hereby incorporated into this Agreement and made a part hereof.

        Executive shall continue to vest in the unvested portions of the New Option, the New Stock Award and each of the Prior Options, in accordance with the applicable vesting schedule in effect for each such equity award immediately prior to the Effective Date (including the Vesting Acceleration Resolution for the Prior Options), during his period of employment with the Company from and after the Effective Date.

        3.    INDEMNIFICATION.    The existing Indemnification Agreement between Macromedia and Executive ("Macromedia Indemnification Agreement") shall cease to have any force or application with respect to acts or omissions of Executive occurring on or after the Effective Date, but shall remain in force and effect with respect to any acts or omissions of Executive occurring prior to the Effective Date, and the Company will assume and perform Macromedia's obligations under that agreement with respect to those pre-Effective Date acts or omissions. Executive shall sign the Company's standard form of executive Indemnity Agreement ("Company Indemnification Agreement") to be effective from and after the Effective Date. The Macromedia Indemnification Agreement and the Company Indemnification Agreement are referred to hereafter collectively as the "Indemnification Agreements."

        4.    BENEFITS.    Executive shall be entitled to and shall receive such pension, profit sharing and fringe benefits such as hospitalization, medical, life and other insurance benefits, paid time off, and short-term disability as the Company may, from time to time, determine to provide for the key executives of the Company. Executive shall also be entitled to reimbursement for reasonable expenses incurred in connection with his commercial air travel to and from his principal place of business with the Company and his personal residence in Canada, so long as such travel is otherwise in accordance with the Company's Business Travel and Expense Reimbursement Policy, or any successor travel policy. If required by applicable tax laws/regulations, such reimbursement will be reported to the appropriate taxing authorities as compensation to Executive.

        5.    EXECUTIVE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT.    As a condition of his employment, Executive shall execute (on or before the Effective Date) and be bound by the terms of the Company's Employee Inventions and Proprietary Rights Assignment Agreement (the "Employee Inventions Agreement"); provided, however, that Section 1 of the Employee Inventions Agreement shall be deemed to be deleted in its entirety and replaced with Section 1 of this Agreement.

        6.    TERMINATION.    Executive's employment shall terminate immediately upon Executive's receipt of written notice of termination from the Company, upon the Company's receipt of written notice of termination from Executive, or upon Executive's death.

          6.1    Surrender of Records and Property.    Upon his termination for any reason, Executive shall deliver promptly to the Company all equipment, records, manuals, books, data tables or copies thereof, regardless of the underlying media upon which such materials are recorded, which are property of Macromedia or the Company and which are under Executive's possession and control.

        7.    BENEFITS UPON TERMINATION OF EMPLOYMENT.    In the event that Executive's employment is terminated, he shall be eligible for benefits as follows:

          7.1    Termination without Cause, for Good Reason or Due to Death or Disability.    In the event that Executive's employment is terminated by the Company without Cause (as defined in Subsection 7.2), (ii) because of Executive's death or Disability (as defined in Subsection 7.4), or (iii) voluntarily by Executive for Good Reason (as defined in Subsection 7.3), the Company shall provide Executive with termination benefits, as follows:

    (a)
    Executive (or his estate) shall (i) receive a lump sum payment in an amount equal to the sum of his annual rate of base salary and 100% of his annual target bonus, under the AIP, both at the level in effect immediately prior to his termination, with such payment to be no less than $800,000, less applicable deductions or withholdings, and (ii) reimburse Executive for any expenses of Executive and his dependents incurred by him, for the one (1)- year period following his termination date, for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or for comparable coverage in the event that Executive is no longer eligible for COBRA; provided, however, that the Company's obligations to provide the reimbursement described in (ii) is conditioned upon Executive's cooperation in filling out and submitting any necessary COBRA or other insurance paperwork in a timely manner.

    (b)
    The vesting of the New Option shall immediately accelerate with respect to the number of shares that would have otherwise vested over the twelve (12) months following Executive's termination date and any vested shares subject to the New Option shall remain exercisable until the earlier of (i) the date one (1) year following Executive's termination date, or (ii) the expiration date set forth in the applicable stock option agreement.

    (c)
    Each option granted to Executive by the Company pursuant to Subsection 2.6 and each of the Prior Options shall remain exercisable, to the extent vested and exercisable on the Executive's termination date, until the earlier of (i) the expiration of the applicable option term or (ii) the end of the period specified in the applicable stock option agreement for the exercise of that option following Executive's termination date.

    (d)
    Prior to the payment of any termination benefits under this Subsection 7.1 or Section 8 below, Executive shall execute a general release of the claims described in the first sentence of Section 11; provided, however, that such release shall not apply to any of Executive's rights under the Indemnification Agreements, and shall not extend to any subsequent claims Executive may have with respect to those termination benefits or continued option vesting or exercisability.

          7.2    Circumstances Under Which Termination Benefits Will Not Be Paid.    The Company shall not be obligated to provide Executive with the termination benefits described in Subsection 7.1 above (or any other termination benefits) if Executive's employment is terminated by the Company for Cause or if Executive voluntarily terminates his employment with the Company other than for Good Reason. Upon the termination of Executive's employment by reason of his Disability or death, the termination benefits under Subsection 7.1 will be provided. For purposes of this Agreement, "Cause" shall mean (1) Executive's conviction of any felony under federal or state law, or any fraud, misappropriation or embezzlement or (2) Executive's commission of a material violation of the Executive's Proprietary Information and Inventions Agreement. For purposes of this Agreement, "Good Reason" shall have the meaning set forth and be determined under Subsection 7.3.

          7.3    Termination for Good Reason.    Executive may voluntarily terminate his employment with the Company for Good Reason if there should occur:

    (a)
    a material adverse change in Executive's position as the Company's President-WFO causing it to be of materially less stature or responsibility without Executive's written consent, or a reduction in the level of management to whom Executive reports;

    (b)
    a reduction, without Executive's written consent, in his level of compensation (including base salary and fringe benefits) by more than ten percent (10%), or a reduction by more than ten percent (10%) in his target bonus formula under any performance-based executive incentive plans;

    (c)
    a relocation of his principal place of employment by more than 50 miles;

    (d)
    a material breach by the Company (including as successor to Macromedia) of either of the Indemnification Agreements and the failure to cure such breach within thirty (30) days after written notice from Executive identifying such breach; or

    (e)
    a voluntary resignation by the Executive for any reason or no reason during the six month period ending at the close of business on the first anniversary of the Effective Date or (if such anniversary date is not a business day) on the business day immediately preceding the first anniversary of the Effective Date.

          7.4    Executive's Disability.    For purposes of this Agreement, "Disability" means Executive's inability to perform his duties as President-WFO for a period of 180 consecutive days or a period of 180 days during any consecutive twelve-month period as a result of incapacity due to mental or physical illness as determined by the Board.

          7.5    Additional Payment Upon Certain Terminations.    Upon Executive's voluntary termination for Good Reason, termination by reason of Disability or death, or involuntary termination by the Company without Cause (as defined in Subsection 7.2) at any time on or after the Effective Date, or voluntary termination other than for Good Reason at any time after January 19, 2007, Executive shall be entitled to an additional termination payment (the "Additional Payment"). The Additional Payment shall be equal to five million dollars ($5,000,000), less (i) any gain Executive received from the sale, prior to Executive's employment termination date, of shares awarded pursuant to the Prior Options, the New Option, any other stock options or stock awards granted Executive pursuant to Subsection 2.6, and the New Stock Award; (ii) (A) the difference between the fair market value (on Executive's employment termination date) of then unexercised (or exercised but not yet sold) vested (including accelerated vesting under this Section 7 or Section 8 as applicable) shares awarded pursuant to the Prior Options, the New Option and any other stock options granted Executive pursuant to Subsection 2.6 and (B) the exercise price of those shares; and (iii) the fair market value (on Executive's employment termination date) of vested (including accelerated vesting under this Section 7 or Section 8 as applicable) shares still held by Executive that were awarded pursuant to the New Stock Award and any other stock awards granted Executive pursuant to Subsection 2.6.

        8.    CERTAIN TERMINATIONS THROUGH THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE.    Should any of the following events occur at or before the close of business on the first anniversary of the Effective Date or (if such anniversary date is not a business day) on the business day immediately preceding the first anniversary of the Effective Date: (i) the Executive's voluntary termination of his employment for Good Reason, (ii) the termination of Executive's employment without Cause by the Company or (iii) the termination of Executive's employment by reason of his death or Disability, then in lieu of the benefits set forth in Subsection 7.1 above, the following benefits shall become due and payable:

  8.1
  Executive (or his estate) shall (i) receive a lump sum payment in an amount equal to the sum of his annual rate of base salary and 100% of his annual target bonus under the AIP, both at the level in effect at the time of such termination or, if greater, at the level in effect immediately prior to the Closing, with such payment to be not less than $800,000, and (ii) be reimbursed for any expenses of Executive and his dependents incurred by him, for the one (1) year period following his termination date, for COBRA coverage, or for comparable coverage in the event that Executive is no longer eligible for COBRA; provided, however, that the Company's obligations to provide the reimbursement described in (ii) is conditioned upon Executive's cooperation in filling out and submitting any necessary COBRA or other insurance paperwork in a timely manner.

  8.2
  The New Option and the New Stock Award shall, to the extent outstanding at the time of the Executive's termination but not otherwise fully vested, vest in full on Executive's termination date. The New Option shall remain exercisable until the earlier of (i) the first anniversary of Executive's termination date, and (ii) the expiration date of the New Option as set forth in the applicable stock option agreement. Notwithstanding the foregoing, solely for purposes of determining whether Executive shall be entitled to the accelerated vesting described in this Subsection 8.2, Executive shall be deemed to have terminated his employment for Good Reason only if Executive does not voluntarily terminate his employment until the close of business on the first anniversary of the Effective Date or (if such anniversary date is not a business day) on the business day immediately preceding the first anniversary of the Effective Date.

  8.3
  Each option granted to Executive by the Company pursuant to Subsection 2.6 and each of the Prior Options shall remain exercisable, to the extent vested and exercisable on the Executive's termination date, until the earlier of (i) the expiration of the applicable option term or (ii) the end of the period specified in the applicable stock option agreement for the exercise of that option following the Executive's termination date.

  8.4
  Upon Executive's voluntary termination (whether or not for Good Reason), termination by reason of Disability or death, or termination by the Company without Cause (as defined in Subsection 7.2), Executive shall be entitled to the Additional Payment.

  8.5
  Should Executive resign for any reason or no reason at the close of business on the first anniversary of the Effective Date or (if such anniversary date is not a business day) on the business day immediately preceding the first anniversary of the Effective Date, Executive shall be entitled to both the full $1,000,000 retention bonus under Subsection 2.4 of this Agreement and all of his termination benefits under this Section 8.

        9.    LIMITATION ON TERMINATION BENEFITS.    In the event that any payments or benefits to which Executive becomes entitled pursuant to Sections 7 or 8 of this Agreement would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code (the "Code"), then such payments and benefits will be reduced to the extent necessary to assure that Executive receives only the greater of (i) the amount of those payments and/or benefits which would not constitute such a parachute payment or (ii) the amount of those payments and/or benefits that would yield Executive the greatest after-tax amount of such payments and/or benefits after taking into account any excise tax imposed on those payments and benefits (or on any other benefits to which the Executive may be entitled in connection with the Macromedia Change in Control) pursuant to Section 4999 of the Code.

        10.    MISCELLANEOUS PROVISIONS.

          10.1    No Duplication of Benefits.    The payments and benefits provided under Section 7 or Section 8 of this Agreement shall not be in addition to any payments and benefits to which Executive may be entitled under the Plan. To the extent Executive becomes entitled to payments and benefits under either Section 7 or Section 8 of this Agreement, and under the Plan, he shall only be entitled to receive the payments and benefits under the termination benefit program (Section 7 or Section 8 of this Agreement, or the Plan) that provides him with the greater dollar amount of payments and benefits.

          10.2    Code Section 280G.    Both Executive and the Company shall take a reasonable and consistent position with respect to the characterization of any payments and benefits due to Executive hereunder which might be treated as potential parachute payments under Code Section 280G, and both parties will act in a reasonable manner to minimize Executive's parachute payment exposure to the maximum extent allowed by applicable law or regulation. Without limiting the foregoing, Executive and the Company agree that a reasonable valuation shall be assigned to any restrictive covenants which remain in effect for Executive under his April 17, 2005 Non-Competition Agreement with the Company (the "Non-Compete Agreement") following his termination date, and the amount of his potential parachute payment shall be reduced by the value of those restrictive covenants to the extent consistent with Section 280G of the Code and the Treasury Regulations thereunder.

          10.3    Code Section 409A.    Notwithstanding any provision to the contrary in this Agreement, no termination benefits to which Executive becomes entitled under Section 7 or Section 8 shall be provided to Executive prior to the earlier of (i) the expiration of the 6-month period measured from the date of his "separation from service" with the Company (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of his death, if the Executive is deemed at the time of his separation from service to be a "key employee" for purposes of Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(b)(i). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Subsection 10.3 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid as provided herein. Executive shall be entitled to interest on any deferred benefits and payments hereunder, with interest accruing for the period any such benefits and payments are actually delayed. Interest will accrue at a per annum rate equal to the lowest corporate borrowing rate available to the Company on the first date of any such deferral period.

        11.    DISPUTE RESOLUTION.    In the event of any dispute or claim arising out of or relating to Executive's employment relationship with the Company, the termination of that relationship, or this Agreement (including, but not limited to any claims of wrongful termination, breach of contract, fraud, infliction of emotional distress, or age, sex, race, national origin, disability, religious or other discrimination, harassment or retaliation), Executive and the Company agree that all such disputes or claims shall be resolved by means of a court trial conducted by the Santa Clara County Superior Court or the federal district court for the Northern District of California, and Executive and the Company agree that such courts will have personal and subject matter jurisdiction over all such disputes or claims. Executive and the Company hereby irrevocably waive any and all rights to have such disputes or claims tried by a jury. Executive and the Company further agree that if, and only if, this jury waiver shall, for any reason, be held to be invalid or unenforceable, then any dispute or claim between the parties will be fully, finally and exclusively resolved by binding arbitration to the fullest extent permitted by law. The arbitration will be conducted by the American Arbitration Association in Santa Clara County, California, or such other location as may be agreed to by Executive and the Company in writing. Any arbitration pursuant to this paragraph will be conducted under the AAA's National Rules for the Resolution of Employment Disputes in effect at the time the dispute arises, which rules may be found on the AAA's website at www.adr.org.

        12.    GENERAL.

          12.1    Waiver.    Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute a, continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

          12.2    Severability.    If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

          12.3    Notices.    All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or upon depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and addressed to the General Counsel of the Company as its principal corporate address, and to Executive at his most recent address shown on the Company's corporate records, or at any other address which he may specify in any appropriate notice to the Company.

          12.4    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitute one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

          12.5    Entire Agreement/Modification.    The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement, the Indemnification Agreements, the Employee Inventions Agreement, the Non-Compete Agreement, and the agreements evidencing the Prior Options (together with the Vesting Acceleration Resolution for those Prior Options), the New Option, the New Stock Award and any stock options awarded to Executive pursuant to Subsection 2.6 of this Agreement, constitute the complete and exclusive statement of the agreement between the parties concerning the subject of Executive's employment with the Company, and they supersede the Employment Agreement (which is of no further force or effect), any other prior employment agreement (and any amendments thereto), the Vesting Acceleration Resolution (except as it applies to the Prior Options) and all other proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof. This Agreement may not be modified or amended except by a subsequent written agreement signed by Executive and an authorized officer of the Company.

          12.6    Assignment and Successors.    The Company shall have the right to assign its rights and obligations under this Agreement to an entity which acquires substantially all of the assets of the Company. The rights and obligation of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company. Any payments or benefits which become due under this Agreement in connection with the Executive's death shall be paid to his designated beneficiary(ies) or, in the absence of such designation, to the personal representative or administrator of his estate. In view of the personal nature of the services to be provided by Executive, he may not assign any of his obligations hereunder.

          12.7    Conditions.    The effectiveness of this Amended and Restated Employment Agreement is conditioned upon (i) the appropriate verification of Executive's identity and right to work in the United States, (ii) successful completion of a background check on Executive within 30 days prior to the anticipated date of the Closing, (iii) the closing of the Macromedia Change in Control, and (iv) Executive's completion of Attachment A (the embargoed country questionnaire).

        IN WITNESS WHEREOF, the parties have executed this AMENDED AND RESTATED EMPLOYMENT AGREEMENT on the date first above written.

ADOBE SYSTEMS INCORPORATED		ACCEPTED BY EXECUTIVE

By:	/s/ Bruce Chizen	/s/ Stephen Elop Stephen Elop
Name:	Bruce Chizen
Title:	CEO

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  Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT